Contact: Jessica Windell

BAM Communications

C: 661-733-0815

Jessica@bamcommunications.biz

FOR IMMEDIATE RELEASE

Fresh Healthy Vending International, Inc. Converts Notes Payable Outstanding

San Diego, CA – (October 16, 2013) – Fresh Healthy Vending International, Inc. (“FHVI”) www.freshvending.com (OTC Markets: VEND), announced the conversion on September 26, 2013 of the entire outstanding balance of its notes payable (the “Notes”) and related accrued interest into shares of its common stock.  The outstanding Notes with a face value totaling $191,000 were previously issued on July 19, 2013 at the time of the Company’s purchase of the assets of FHV Holdings Corp and the sale of 2,788,369 shares of its common stock for $1,190,000.

The notes were convertible into shares of FHVI common stock at $1.25 per share at the option of the holder and were also subject to mandatory conversion if prior to the maturity date the reported trading price of FHVI shares in their principal market closed at not less than $1.50 per share for seven trading days within any twenty consecutive trading days.  On September 26, 2013, the conditions required to force a mandatory conversion of the Notes were satisfied and the balance of the Notes and related accrued interest totaling $1,082 were automatically converted into 153,667 shares of the Company’s common stock.

“We were pleased to have the conversion of these notes payable add strength to our balance sheet,” said FHVI’s Chief Executive Officer and Chief Financial Officer, Alex Kennedy. “With the conversion of the only non-working-capital-related liabilities of our Company to equity, our financial position is significantly bolstered.”

About Fresh Healthy Vending International, Inc.

Convenience meets health with FHVI and its pioneered concept of vending machines, stocked with tried-and-tested fresh healthy snack options. The San Diego-based company offers three different types of machines to private and public establishments across the nation. Current products include the Healthy Vending Combo, Healthy Vending Café and the brand new Healthy Vending Touch; the only 46” 3D interactive touchscreen healthy vending machine.

FHVI is an operator and franchisor of healthy vending-related products and services. The company has appointed more than 205 franchisees throughout North America, Puerto Rico and the Bahamas.

FHVI’s stock is traded through the OTC Markets, Ticker Symbol: VEND.

For more information on FHVI, the Franchise Program, or to receive a free healthy vending machine in your school or business, visit www.freshvending.com.

Forward-Looking Statement Notice

This press release may include “forward-looking statements” as defined by the U.S. Securities and Exchange Commission (SEC). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the SEC. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

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